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                                                                    EXHIBIT 10.1

                                WITHOUT PREJUDICE

                               SUBJECT TO CONTRACT


                              DATED JUNE 13TH 2003


                              FLAG TELECOM LIMITED

                                     - and -

                                MICHEL CAYOUETTE


                              --------------------

                              COMPROMISE AGREEMENT

                              --------------------

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THIS AGREEMENT is made the 13th June 2003.

BETWEEN :

(1) FLAG TELECOM LIMITED of 9 South Street, London W1K 2XA (the "COMPANY") and

(2) MICHEL CAYOUETTE, of 1744 Seagull Court # 104, Reston, Virginia 20194, USA (the "EMPLOYEE").

The Company is entering into this Agreement for itself and as agent for the Group and is duly authorised to do so.

The Company and the Employee shall together be called "THE PARTIES".

PRELIMINARY

The Parties wish to enter into a compromise agreement pursuant to the provisions of section 203 of the Employment Rights Act 1996 reflecting the terms agreed in relation to the termination of the Employee's employment.

IT IS AGREED as follows:

1       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise expressly requires, the following expressions shall have the following meanings:

        "AGREEMENT" means this Agreement;

        "BASE SALARY" means US$265,000 per annum;

        "BONUS PAYMENT DATE" means 28 February 2004;

        "CHANGE OF CONTROL" means the occurrence of one of the following events:

        (i) any "person" or "group" becomes the "beneficial owner" (as such terms are used in Rule 13d-3 promulgated under the Security Exchange Act of 1934, as amended, except

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        that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the Common Stock (as defined below); provided, however, that an event described in this paragraph (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) any tax-qualified, broad-based employee benefit plan sponsored or maintained by FLAG
        Telecom Group or any majority-owned subsidiary, (B) any underwriter temporarily holding securities pursuant to an offering of such securities, or (C) any person or group pursuant to a Non-Qualifying Transaction (as defined below); or

        (ii) FLAG Telecom Group amalgamates or otherwise consolidates or merges with any other corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets and/or procures such sale or other disposition of the assets of FLAG Telecom Group's direct and indirect subsidiaries (on a consolidated basis) to any other person or group, in either one transaction or a series of related transactions which occur within six months, other than an amalgamation or disposition of assets: (A) of or by FLAG Telecom Group and/or its subsidiaries into or to a 100% owned subsidiary of FLAG Telecom Group, or (B) pursuant to a transaction in which the issued Common Stock are exchanged for securities or other property with the effect that the beneficial owners of the issued Common Stock immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the issued shares or stock (measured by voting power rather than number of shares) of the amalgamated corporation or the person or group to whom FLAG Telecom Group's (and/or its subsidiaries') assets are transferred immediately following such transaction (any transaction which satisfies the criteria specified in (A) or (B) above shall be deemed to be a "NON-QUALIFYING TRANSACTION");

        "COMMON STOCK" means the common shares of FLAG Telecom Group, $1.00 par value per share;

        "COMPENSATION PACKAGE" means the payments and arrangements set out in Clause 4, 5, 6 and 7;

        "FLAG TELECOM GROUP" means FLAG Telecom Group Limited a company incorporated under the laws of Bermuda with registered number 32548;

        "GROUP" means the Group Companies collectively;

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        "GROUP COMPANY/COMPANIES" means the Company, any subsidiary of the
        Company, the holding company of the Company and any subsidiary of such holding company;

        "HOLDING COMPANY" and "SUBSIDIARY" shall have the respective meanings ascribed to such expressions by section 736 of the Companies Act 1985;

        "PAYMENT DATE" means the next payroll after the Termination Date provided that by this date the Company has received a copy of this Agreement duly signed by the Employee and his legal adviser.

        "TARGET BONUS" means a bonus based on 100% of the Employee's Base Salary; and

        "TERMINATION DATE" means 31 July 2003 or such later date as may be agreed by the Parties.

1.2 References in this Agreement to clauses and schedules are, unless otherwise stated, to clauses of and schedules to this Agreement.

1.3 The headings in this Agreement are for convenience only and are not to be used as an aid to construction of this Agreement.

1.4 References to provisions of statutes, rules or regulations shall be deemed to include references to such provisions as amended, modified or re-enacted from time to time.

2       TERMINATION DATE

2.1 The Employee's employment with the Company will terminate on the Termination Date.

2.2 The Employee shall receive his normal salary and benefits (including his car, travel and housing allowances and the contributions into his pension scheme) for the period up to the Termination Date through the Company's normal payroll arrangements. He will also be entitled to receive a payment on the Payment Date in respect of any accrued holiday entitlement. These payments will all be subject to deductions in respect of tax and employee's national insurance contributions, as appropriate. However, the Employee shall continue to benefit from the operation of the tax equalisation arrangement that has previously been applied to him.

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3       HANDOVER

3.1 During the period up to the Termination Date the Employee agrees to perform his duties in his usual professional manner and, if so required, to co-operate with and provide assistance to the person who is appointed as the new Chief Financial Officer.

4       COMPENSATION

4.1 The Company shall pay the Employee on the Payment Date the sum of L82,921 as compensation for loss of office. The first L30,000 will be paid tax free as it is the Parties' understanding that the first L30,000 of this payment may be made without deduction for tax under section 148 Income and Corporation Taxes Act 1988. Tax will be deducted from any excess over L30,000 at the basic rate following issue of the Employee's form P45. The Employee will be liable to account to the Inland Revenue for any additional tax which may be due on the Compensation Package.

5       BONUS

5.1 Subject to the terms set out in this paragraph 5, the Employee will remain eligible to receive a bonus payment in accordance with his contract of employment dated 30 November 2001. The amount of the bonus will be calculated according to the achievement of the objectives which are set out in Schedule A. The objectives are based 80% on Company performance targets and 20% on individual performance targets. The degree to which the Company performance targets have been achieved will be determined by the Chief Executive Officer of the Company and the Compensation Committee in their absolute discretion, save that they will ensure that the degree of achievement of the Company performance targets will be no less than that achieved by other employees of a comparable level of authority in the Company. The degree to which the Employee's individual performance targets have been achieved will be determined by the Chief Executive Officer of the Company in his absolute discretion. The Employee will be informed of the result of his individual performance target within 4 weeks of the Termination Date and of his Company performance target no later than 21st February 2004. The Company will ensure that the Employee will receive a bonus which is no less than he would have received if he had remained employed by the Company until the Bonus Payment Date. Save as set out in paragraph 5.4 below, the Employee shall have no entitlement to any bonus payment until the Bonus Payment Date. Any such bonus

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        payment shall be subject to deductions for tax and employee's national insurance contributions in accordance with Clause 6.2.

5.2 The Company agrees to arrange for an amount equal to the Target Bonus to be deposited in an escrow account as security or part security for the Employee's potential bonus payment. The Company will elect four signatories (the "Escrow Agents") any one of whom will be empowered to release the bonus earned to the Employee on the Bonus Payment Date upon the written instruction of the Chief Executive Officer of the Company. The identity of the Escrow Agents will be notified to the Employee by way of a side letter to this Agreement by no later than 31 August 2003. The Company agrees to do all things necessary to ensure that the Employee is paid the bonus he has earned on the Bonus Payment Date and no later. In the event that the Chief Executive Officer fails to issue the said written instruction to the Escrow Agents authorising payment of the Employee's bonus by the Bonus Payment Date, the Escrow Agents are duly authorised by this Agreement to immediately pay the Target Bonus to the Employee.

5.3 Any entitlement over and above the Target Bonus shall be promptly paid directly by the Company to the Employee.

5.4 In the event of a Change of Control prior to the Bonus Payment Date, the Parties agree that the performance targets shall be deemed to have been achieved so as to justify the payment of the Target Bonus and the Target Bonus will become immediately payable to the Employee subject to the terms set out in Schedule B.

6       TAX

6.1 The compensation for loss of office payment referred to in Clause 4.1 shall not be subject to withholdings or tax equalisation and the Employee shall be solely responsible for the payment of all tax liabilities arising in connection with this payment whether such liabilities arises in the UK and/or the US.

6.2 In respect of any bonus payment made to the Employee in accordance with the terms of Clause 5 of this Agreement, the Employee shall continue to benefit in the usual way from the operation of the tax equalisation arrangement that has previously been applied to him. The bonus payment (if any) will be subject to hypothetical Federal and State tax as advised by PricewaterhouseCoopers. In accordance with the tax equalisation

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        arrangements, the Company will be liable for the actual UK and US tax due on any such bonus payment.

6.3 In addition, in the tax equalisation arrangement, the Employee will also be entitled to benefit from any foreign tax credits that are (i) still outstanding on the Termination Date and (ii) accrued after the Termination Date.

6.4 The Company will pay the fees of PricewaterhouseCoopers for the tax advice required by the Employee and to assist in the preparation of the Employee's US and UK tax returns for the fiscal years 2002/2003 and 2003/2004 (UK) and calendar tax years 2003 and 2004 (US). The Employee shall be responsible for the payment of any tax arising from the provision of this benefit.

7       BENEFITS

7.1 Subject always to eligibility and the rules of the schemes from time to time, the Company will maintain the Employee's private medical insurance, dental insurance, travel insurance, accident and disability insurance and life assurance on the same terms as currently apply to the Employee until the Termination Date.

7.2 The Employee shall continue to benefit from and be subject to the legal expense payment provisions in Sections 6.4.1 and 6.4.2 of the Reorganization Plan of the Company, as confirmed by the US bankruptcy court on September 26, 2002 and as effective as at October 9, 2002. In case it is needed for the defence of any securities class action lawsuit filed against the Employee, the Company will grant the Employee and/or his attorneys reasonable access to relevant documents or any other written material and/or personnel of the Company.

7.3 The Company will pay the Employee's removal and relocation costs of L25,000. The Employee shall be responsible for the payment of all tax arising in relation to the provision of this benefit.

7.4 The Company will pay the Employee for Business Class air travel for the Employee and his spouse to relocate back to the United States.

7.5 The Employee shall continue to be covered by the directors and officers insurance of the Company in the same manner, and to the same extent, as the active directors and officers

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        of the Company with regard to actions and inactions while a director and officer of the Company.

8       SETTLEMENT OF ALLEGED CLAIMS

8.1 The Compensation Package shall be paid without admission of liability on the part of the Company in full and final settlement of:

(a) all and any contractual or common law claims or rights of action including any future claims that the Employee may have against the Company or any other Group Company arising out of or in connection with his employment or its termination including any claims to be entitled to benefit under any share or share incentive plans but excluding (i) accrued pension rights and (ii) any claims in respect of personal injury that the Employee may have sustained in the course of his employment subject to the Employee warranting that he is not aware at the date hereof of any condition, symptoms or circumstances which might give rise to any personal injury claims against the Company or any other Group Company; and/or

(b) any complaint for unpaid wages, accrued holiday pay and any deductions from wages under the Employment Rights Act 1996 that the Employee may have against the Company or any other Group Company arising out of his employment or its or termination; and/or

(c) any complaint for unfair dismissal under the Employment Rights Act 1996 that the Employee may have against the Company or any other Group Company arising out of his employment or its termination; and/or

(d) any complaint for any entitlement to a claim for a redundancy payment under the Employment Rights Act 1996 that the Employee may have against the Company or any other Group Company arising out of his employment or its termination.

9       WARRANTIES AND DECLARATION

9.1 Subject to the terms of this Agreement the Employee represents and warrants that:

(a) he has declared all claims of which he is aware and that by entering into this Agreement he intends to compromise all such claims arising out of his employment by the Company and any other Group Company and the termination thereof.

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(b)     for the avoidance of doubt there are no claims which he intends to pursue which he has not already declared to the Company and that he has investigated all claims that he may have against the Company and/or any Group Company and that by entering into this Agreement he intends to compromise all such claims including without limitation:

        (i) any complaint concerning sex discrimination under the Sex Discrimination Act 1975 and/or the Equal Treatment Directive; and/or

        (ii) any complaint concerning racial discrimination under the Race Relations Act 1976; and/or

        (iii) any complaint concerning disability discrimination under the Disability Discrimination Act 1995; and/or

        (iv) any claim under the Equal Pay Act 1970 as amended, the Equal Pay Directive and/or Article 141(119) of the Treaty of Rome, as amended by the Treaty of Amsterdam; and/or

        (v) any complaint of discrimination or victimisation or other complaint by virtue of trade union membership or activities under the relevant sections of the Trade Union and Labour Relations (Consolidation) Act 1992; and/or

        (vi)    any claim under the Working Time Regulations 1998; and/or

        (vii)   any claim under the National Minimum Wage Act 1998; and/or

        (viii)  any claim under the Public Interest Disclosure Act 1998: and/or

        (ix)    any claim under the Data Protection Act 1998; and/or

        (x) any claim under the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000; and/or

        (xi)    any claim under the Fixed Term Employees etc Regulations 2002.

9.2 In consideration of, and subject to, the payment of the Compensation Package, the Employee declares that he shall refrain from instituting a complaint against the Company or any other Group Company before an Employment Tribunal.

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9.3     In the event that the Employee commences proceedings against the Company and/or any Group Company, its or their employees, officers or shareholders in relation to his employment (including its termination) the Employee agrees that he will repay to the Company on demand and in full the Compensation Payment, which sum shall be recoverable as a debt, together with all costs, including legal costs on an indemnity basis, incurred by the Company in recovering the sum and/or in relation to any claims or proceedings so brought by the Employee. This repayment shall be without prejudice to the Company's right to seek further damages from the Employee in respect of the breach.

9.4 Save for any personal injury claims or claims in respect of accrued pension rights, the Employee accepts that the Compensation Payment is in full and final settlement of all and any claims and rights of action (including but not limited to contractual or common law claims) in any jurisdiction in the world that the Employee or anyone on his behalf has or may have against the Company or any Group Company of the Company or any director, officer or employee of the Company or any Group Company of the Company arising from or in connection with the Employee's employment by the Company and/or its termination.

10      TAX INDEMNITY

10.1 The Employee agrees to indemnify and keep the Company fully and effectually indemnified on demand against all liabilities to taxation or employee's national insurance contributions (including fines, penalties, interest, gross up and any reasonable costs and expenses) which they may incur in respect of the payment of the sum referred to in Clause 4 irrespective of whether such liability arises in the United Kingdom and/or elsewhere.

10.2 The Company will report the total compensation package, including the full value of the benefits to be provided, by way of letter to the Inland Revenue, which shall be copied to the Employee, within 92 days of the end of the current tax year.

10.3 In the event that the Company is required to pay any excess tax to the Inland Revenue and/or the US tax authorities in respect of the payment under Clause 4, the Employee will, at the written request of the Company, immediately pay to the Company an amount equal to the said tax. However, it is agreed that no payment of any such tax will be made to the Inland Revenue and/or the US tax authorities without particulars of the proposed payment being given to the Employee as soon as reasonably practicable, and the Employee being given a reasonable opportunity at his own expense, to dispute any such payment.

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11      MUTUAL RELEASE

11.1 It is understood and agreed by the parties to this Agreement that, in consideration of the mutual promises and covenants contained in this Agreement, and subject to the performance of each party to this Agreement (except for immaterial, inadvertent, non-performance which is promptly cured by the Employee or the Company, whichever is applicable), the Company (on behalf of itself and any Group Company or successor) and the Employee hereby irrevocably and unconditionally release and forever discharge the other party from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands or liabilities of whatever kind which each party may have against the other party, whether known or unknown, actual or contingent other than, in the case of the Company, any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands or liabilities of whatever kind which the Company may have against the Employee arising out of any fraudulent acts or any acts or omissions of gross negligence on the part of the Employee in the course of his employment.

12      RETURN OF COMPANY PROPERTY

12.1    On or before the Termination Date the Employee agrees:

          (a) to return to the Company all documents, papers, materials, credit cards, computer hardware, (including the Employee's lap-top) software or data, mobile phone, keys or other property belonging or relating to the Company, any Group Company, or to any officer, employee, customer, supplier or shareholder of the Company or any Group Company which are in his possession or control, and the Employee undertakes that no copies, drafts, reproductions, notes, extracts or summaries of any such property have been made or kept in any form; and

          (b) to inform the Company of all passwords and other codes used by the Employee to access any part of the Company's computer system (or that of any associated company); and

          (c) to delete from any hard disc used by the Employee on a computer at his home, or at any location other than the Company's premises, or those of any Group Company, any data which relates in any way to the Company, any

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                  Group Company, or to any officer, employee, customer, supplier or shareholder of the Company or any Group Company.

13      INDEPENDENT ADVICE

13.1 The Employee warrants that he has received independent legal advice from Peter Frank Pitt, of Glovers, Solicitors, 115 Park Street, London W1K 7DY (" the Adviser") as to the terms and effect of this Agreement, in particular its effect to preclude the Employee from pursuing any claims against the Company and/or any Group Company before an Employment Tribunal. The Adviser is a qualified independent lawyer holding a current practising certificate and has confirmed to the Employee that there was in force, when such independent legal advice was given, a contract of insurance covering the risk of a claim by the Employee against the Adviser as a result of any advice given in relation to this Agreement. The Adviser shall complete a letter addressed to the Company in the form attached at Schedule C to this Agreement.

14      STATUTORY CONDITIONS SATISFIED

14.1 This Agreement is entered into pursuant to the provisions of section 203(3) Employment Rights Act 1996, sub-section 77(4)(aa) of the Sex Discrimination Act 1975, sub-section 72(4A) of the Race Relations Act 1976, sub-section 9(3) of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, section 49(4) of the National Minimum Wage Act 1998, Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 35 of the Working Time Regulations 1998, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and the Public Interest Disclosure Act 1998 and the Parties confirm that the conditions regulating compromise agreements in those Acts and Regulations have been satisfied.

15      LEGAL EXPENSES

15.1 The Company agrees to contribute up to L280 plus VAT towards the Employee's reasonable expenses incurred exclusively in connection with obtaining legal advice on the terms of this Agreement. This sum will be paid direct to the Adviser following receipt of an invoice addressed to the Employee and marked payable by the Company.

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16      CONTINUING OBLIGATIONS

16.1 The Employee acknowledges and repeats his continuing obligations to the Company and any Group Company as detailed in the Employee Handbook and its appendices including but not limited to his duties of confidentiality and the prohibition against the disclosure of proprietary information.

16.2 The Employee confirms that he has committed no breach of duty (including fiduciary duty) to the Company and/or any Group Company and is not aware of any such breach by any other director, officer or employee of such company which would entitle the Company to terminate his employment without notice and/or which if disclosed to the Company would or might affect the decision of the Company to make the payments to the Employee referred to in this Agreement.

16.3 In accordance with the Employee's terms and conditions of employment, the Employee shall not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements concerning the Company or any of its directors, officers or employees.

16.4 The terms on which the Employee's employment is terminated and the circumstances giving rise to this Agreement are strictly confidential and the Employee agrees not to disclose, communicate or otherwise make public the same to anyone (save to the Employee's professional advisers, the relevant tax authorities, his immediate family, (subject to his immediate family maintaining confidentiality) and otherwise as may be required to be disclosed by law).

17      REFERENCE, NON-DISPARAGEMENT AND ANNOUNCEMENTS

17.1 The Company shall provide to any prospective employer of the Employee as soon as reasonably practicable after receiving a request from such prospective employer, a fair and reasonable reference in respect of the Employee in which the Company will indicate that the Employee left the Company of his own accord to pursue other business interests.

17.2 The Company shall procure that neither its directors and officers shall not directly or indirectly make, publish or otherwise communicate any disparaging or derogatory statements concerning the Employee.

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17.3    Any announcements or press releases to be made by the Company to third parties or the press, either directly or indirectly, regarding the Employee's departure from the Company shall be agreed beforehand with the Employee.

18      GENERAL

18.1 In the event that either the Company or the Employee shall breach its or his respective obligations set forth in this Agreement the party affected shall have the right to seek such remedy as may be available at law or in equity.

18.2 Any communications to be sent by the Company to the Employee after the Termination Date will be sent by recorded delivery to his address at 1744 Seagull Court # 104, Reston, Virginia 20194, USA.

18.3 Although marked "Without Prejudice" and "Subject to Contract" once signed by the Parties this Agreement shall have full force and effect and may be disclosed in evidence if required by operation of law.

18.4 Any Group Company may enforce the terms of this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999 (the 1999 Act), but the Parties may rescind, vary, waive, assign or release any or all of their respective rights and obligations under this Agreement without the consent of any Group Company. Other than as provided in this paragraph, the Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the 1999 Act by any person who is not a party to this Agreement.

18.5 This Agreement shall be governed by and shall be construed in accordance with the laws of England and Wales, and the Parties agree to submit to the non-exclusive jurisdiction of the English Courts.

Signed    s/ Michel Cayouette

Signed    s/ Jayne Gymer

                    FOR AND ON BEHALF OF FLAG TELECOM LIMITED

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                                   SCHEDULE A

                                BONUS OBJECTIVES


                         INDIVIDUAL PERFORMANCE TARGETS

1. Finalize the 10K (2002) and 10Q for the 3rd quarter 2002;

2. Finalize the 10Q for the first quarter of 2003 and ensure the reporting structures are in place to achieve the second quarter 10Q reporting timescales; and

3. Provide active support to the Chief Executive Officer for the prospective FLAG NASDAQ Listing and Road show until the Termination Date.

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                                   SCHEDULE B

                    CHANGE OF CONTROL DETERMINATION MECHANISM

1. In the event of a Change of Control all the Target Bonus will be released from the escrow account to the Employee subject to the appropriate deductions for tax and employee's national insurance contributions.

2. In the event that the Company accepts that there has been a Change of Control it will send a letter to the Escrow Agents within ten working days from the Change of Control authorising any of them to arrange for the immediate and irrevocable release of the Target Bonus to the Employee.

3. In the event that the Employee believes there has been a Change of Control the Employee will send written notification of this fact to the Chief Executive Officer of the Company and send a copy to the Escrow Agents. If the Company accepts that there has been a Change of Control they will send a letter to the Escrow Agents within ten working days of receipt of the Employee's notification authorising any of them to arrange for the immediate and irrevocably release of the Target Bonus to the Employee.

4. If the Company does not accept that there has been a Change of Control it will send the Employee written notification of this fact within five working days of receipt of the Employee's notification. Upon the agreement of the Parties an independent firm of solicitors will then be appointed and, failing agreement, either of the Parties may apply to the President of the Law Society of England and Wales to appoint an independent firm of solicitors (the "INDEPENDENT SOLICITOR").

5. The Independent Solicitor shall act as an expert and not as an arbitrator and accordingly the Arbitration Act 1996 shall not apply. The Independent Solicitor shall be required to make his decision within five working days of the appointment. In the event that the Independent Solicitor determines that there has been a Change of Control he will send a letter to the Escrow Agents (which will be copied to the Parties) within five working days authorising any of them to arrange for the immediate and irrevocable release of the Target Bonus to the Employee. The decision of the Independent

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          Solicitor shall (in the absence of manifest error) be final and binding on the Escrow Agents and the Parties for the purposes of this Agreement. The Company shall be responsible for the costs of the Independent Solicitor but not for any costs that may be incurred by the Employee in making any representations to the Independent Solicitor.

6. The Company agrees subject to the requirements of all applicable laws and regulations including, but not limited to, the laws regarding non-disclosure and confidentiality to provide such information as may be reasonably required by the Employee and the Independent Solicitor to enable them to determine if a Change of Control has taken place.

7. In the event that the Company fails to send a notification as specified either under paragraph 3 or 4 herein within the time specified in the said paragraphs, the Escrow Agents are duly authorised by this Agreement to immediately pay the Target Bonus to the Employee.

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                                   SCHEDULE C

                           COMPROMISE AGREEMENT LETTER

To:     STRICTLY PRIVATE & CONFIDENTIAL / ADDRESSEE ONLY
        FLAG Telecom Limited


Dear Sirs,

I, Peter Frank Pitt (the independent legal advisor) of Glovers confirm that I am a relevant independent adviser within the meaning of Section 203 (3A) Employment Rights Act 1996 and have given advice to Michel Cayouette as to the terms effected in the attached Agreement of June 13, 2003 and in particular its effect on his ability to pursue his rights before an Employment Tribunal.

I confirm that at the time I gave the advice referred to above, there was in force a contract of insurance covering the risk of claims by Michel Cayouette in respect of any loss which may arise in consequence of that advice.

Yours sincerely,

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